EXHIBIT 10.1

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”), dated as of August 6, 2021, is made by and between The RealReal, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Matt Gustke (“Executive”).
WHEREAS, the Company and Executive have mutually agreed that Executive will depart from the Company and that Executive shall remain employed with the Company until December 31, 2021 and shall continue to serve as Chief Financial Officer of the Company until December 31, 2021 or, if earlier, the date a new Chief Financial Officer is appointed by the Company;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive during Executive’s continued service as an employee of the Company; and
WHEREAS, the Company wishes to provide Executive with certain severance benefits in connection with Executive’s termination of employment.
NOW, THEREFORE, in consideration of the promises, agreements and conditions contained in this Agreement, the Company and Executive agree as follows:
SECTION I

DEFINITIONS
For the purposes of this Agreement the following definitions shall apply:
I.1“Accrued Obligations” means (a) any unpaid base salary through the Date of Termination, payable within 30 days following the Date of Termination, or on such earlier date as may be required by applicable law; (b) any Annual Bonus for a prior year earned but unpaid, payable at the time such bonuses would have been paid if Executive was still employed with the Company; (c) reimbursement for any unreimbursed business expenses incurred through the Date of Termination, payable in accordance with the Company’s policy; and (d) all vested benefits under the Company’s retirement, health and welfare and equity-based employee benefit plans to which Executive is entitled, payable in accordance with the terms of such plan or program.
I.2“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.
I.3“Annual Bonus” means Executive’s annual bonus under the Company’s or an Affiliate’s annual executive bonus program, as in effect from time to time, under which Executive is covered.
I.4“Annual Salary” means Executive’s annual base salary, exclusive of any bonus pay, commissions or other additional compensation, in effect on the Date of Termination.
I.5“Appointment Date” means the date a new Chief Financial Officer is appointed by the Company.

I.6“Cause” means the occurrence of any one or more of the following events:
(a)Executive’s act, or failure to act, that was performed in bad faith and to the material detriment of the Company or any of its Affiliates;
(b)Executive’s material violation of any law or regulation applicable to the business of the Company or any of its Affiliates;
(c)Executive’s material violation of a material Company policy;
(d)Executive’s material breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any Affiliate of the Company); or
(e)Executive’s admission or conviction of, or entering a plea of guilty or nolo contendere to, a felony or Executive’s commission of any act of moral turpitude.
I.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
I.8“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
I.9“Date of Termination” means the effective date of Executive’s termination of employment and service with the Company and its Affiliates, which shall occur on the last date of the Transition Period.
I.10“Effective Date” shall have the date this Agreement becomes effective in accordance with Section 3.5.
I.11“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations issued thereunder.
I.12“Outside Date” means December 31, 2021.
I.13“Section 409A” means Section 409A of the Code and any regulations or other formal guidance promulgated thereunder.
I.14“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
I.15“Transition Period” means the period from the Effective Date until the earliest to occur of (a) the Outside Date or (b) the date Executive’s employment is terminated by the Company or Executive prior to the Outside Date.
I.16“Qualifying Termination” means the termination of Executive’s employment and service with the Company and its Affiliates (a) on the Outside Date pursuant to Section 2.1 hereof or (b) by the Company other than for Cause prior to the Outside Date.

SECTION II

TRANSITION PERIOD; SEPARATION BENEFITS
II.1Transition Period; Date of Termination. Executive acknowledges and agrees that (a) during the portion of the Transition Period immediately preceding the Appointment Date, Executive shall continue to serve as Chief Financial Officer of the Company and (b) during the portion of the Transition Period, if any, commencing on and following the Appointment Date, Executive shall serve as an executive advisor of the Company. Executive’s employment with the Company shall cease on the last date of the Transition Period, which shall be the earliest to occur of (i) the Outside Date or (ii) the date Executive’s employment is terminated by the Company or Executive prior to the Outside Date. By signing this Agreement, Executive hereby resigns from any and all officer positions held by Executive with the Company or any Affiliate, in each case, effective as of the Appointment Date or, if earlier, the Date of Termination, and Executive agrees to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. During the Transition Period, Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Company. During the Transition Period, Executive agrees to continue to perform Executive’s duties in good faith and to the best of Executive’s ability. As consideration for Executive’s services during the Transition Period, the Company will continue to pay Executive his regular full-time base salary, less all applicable withholdings and other required deductions, paid on each of the Company’s regularly scheduled payroll dates during the Transition Period. In addition, during the Transition Period, Executive will continue to participate in all of the Company’s employee benefit plans to the extent Executive remains eligible to participate in such plans pursuant to their terms and subject to the terms and conditions of such plans. After the Date of Termination, Executive agrees that Executive will not represent to anyone that Executive is still an employee of the Company and Executive will not say or do anything purporting to bind the Company or any of its Affiliates.
II.22021 Annual Bonus. Although Executive is not otherwise entitled to receive any Annual Bonus in respect of the 2021 fiscal year (the “2021 Annual Bonus”) unless Executive remains employed with the Company through the applicable payment date, subject to, and in consideration for, Executive’s execution of this Agreement on or before the Deadline Date (as defined below) and this Agreement becoming effective pursuant to Section 3.5 hereof, and provided Executive complies with all of the terms and conditions of this Agreement and all applicable Company policies, the Company hereby waives any requirement that Executive must remain employed through the applicable payment date (“Payment Date Requirement”) in order to receive Executive’s 2021 Annual Bonus (the “2021 Annual Bonus”) under the Company’s Annual Incentive Bonus Plan (the “Annual Bonus Plan”); provided that, (i) Executive must remain employed with the Company through the Outside Date (or if earlier, the date Executive’s employment is terminated by the Company without Cause), (ii) Company performance metrics are met such that annual bonuses in respect of the 2021 fiscal year actually become payable to other employees and (iii) such 2021 Annual Bonus is paid in accordance with the terms of the Annual Bonus Plan, except as described above with respect to the Payment Date Requirement. The 2021 Annual Bonus, to the extent earned in accordance with the immediately preceding sentence, shall be paid in a lump sum at the same time as annual cash incentive bonuses in respect of the 2021 fiscal year are paid to similarly situated employees, but in no event later than March 15, 2022.
II.3Additional Separation Benefits. If Executive’s employment with the Company terminates due to a Qualifying Termination, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations (collectively, the “Additional Separation Benefits”):
II.4Severance. Executive will be paid an amount equal to six (6) months of Executive’s Annual Salary in effect immediately prior to the Date of Termination in a lump sum within sixty (60) days following the Date of Termination. In addition, executive shall be entitled to the six-month severance and COBRA benefits, unless the executive severance plan at termination date allows for a greater amount, in which case executive shall be entitled to the greater of the amount of this agreement or the severance plan in place at termination date.
(a)COBRA Equivalent. Whether or not Executive elects coverage under COBRA under any group health plan of the Company or an Affiliate, the Company will pay Executive a lump sum equal to the portion of the monthly cost of Executive’s group health plan coverage, as in effect on the Date of Termination, grossed up to cover Executive’s tax obligation, that is subsidized by the Company for similarly situated active employees as of the Date of Termination multiplied by six (6). The COBRA equivalent payment shall be made in a lump sum within sixty (60) days following the Date of Termination.
II.5Termination for Any Other Reason. If, prior to the earlier of the Outside Date or the Appointment Date, Executive’s employment and service with the Company and its Affiliates is terminated for any reason other than a Qualifying Termination, including due to Executive’s resignation, retirement, death or disability, no Additional Separation Benefits will be payable or provided pursuant to Section 2.3 of this Agreement, except the Accrued Obligations.
II.6Release in Consideration of Additional Separation Benefits. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any payments or benefits to Executive under Section 2.3 hereof other than the Accrued Obligations unless (a) Executive complies with all of the terms and conditions of this Agreement and all applicable Company policies and (b) Executive executes and delivers to the Company a general release of claims in favor of the Company and its Affiliates and their respective employees, officers and directors in substantially the same form attached as Attachment A hereto, and such release becomes irrevocable by its terms, no later than sixty (60) days after the Date of Termination.
II.7Equity Awards. All outstanding equity awards granted to Executive under any equity plan of the Company or its Affiliates shall vest, be forfeited or settled in accordance with the terms of the equity plan of the Company or its Affiliates and the applicable award agreements.
II.8Offset. Notwithstanding the provisions of this Section II, the Company’s obligation to make the Additional Separation Benefits described in Section 2.3 hereof shall be reduced by any amounts owed by Executive to the Company and its Affiliates; provided, however, that offsets of amounts owed by Executive that are nonqualified deferred compensation (within the meaning of Section 409A) shall only be made in accordance with Section 409A.
SECTION III

GENERAL RELEASE
III.1General Release. In consideration for the waiver described in Section 2.2 above, and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, Affiliates, investors, branches or related entities (collectively, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter related to Executive’s employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to unpaid wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under any applicable human rights law prohibiting discrimination, harassment and/or retaliation; breaches of applicable employment standards and occupational health and safety legislation, or damages for wrongful dismissal including, without limitation, all claims in respect of statutory entitlements and common law notice; and claims under all other laws, ordinances and regulations. Executive understands and confirms that the only employee benefits Executive shall be entitled to after the Date of Termination are those specifically described in this Agreement and Executive specifically waives any right Executive may have under contract or law to additional benefit coverage and specifically releases the Released Parties in respect thereof.
III.2Executive covenants not to sue the Released Parties for any of the claims released above, agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes Executive from participating in any investigation or proceeding before any government agency or body. However, while Executive may file a charge and participate in any such proceeding, by signing this Agreement, Executive waives any right to bring a lawsuit against the Released Parties and waives any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede Executive’s ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. Executive does not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and Executive is not required to notify the Company that Executive has made such reports and disclosures or has participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives Executive’s right to testify or prohibits Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or any applicable legislature.
III.3This waiver and release covers only those claims that arose prior to Executive’s execution of this Agreement. The waiver and release contained in this Agreement does not apply to (i) Executive’s indemnification rights under the Indemnification Agreement entered into by and between Executive and the Company dated August 6, 2021 (the “Indemnification Agreement”) and the Company’s internal governing documents, or (ii) any claim which, as a matter of law, cannot be released by private agreement. In addition, this release does not waive claims, or waive any rights, relating to claims arising under the California Fair Employment and Housing Act, California Government Code section 12900, et seq., and nothing in this Agreement precludes Executive from filing a charge or complaint with or participating in any investigation or proceeding before the California Department of Fair Employment and Housing. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
III.4Unknown Claims Waiver. Executive understands and acknowledges that Executive is releasing potentially unknown claims, and that Executive may have limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing this Agreement, Executive may learn information that might have affected Executive’s decision to enter into this Agreement. Executive assumes this risk and all other risks of any mistake in entering into this Agreement. Executive agrees that this Agreement is fairly and knowingly made. In addition, Executive expressly waives and releases any and all rights and benefits under any applicable law, which may read substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims that Executive has or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
III.5Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that: (a) Executive’s ADEA Waiver does not apply to any claims that may arise after Executive signs this Agreement; (b) Executive should consult with an attorney prior to executing this Agreement; (c) Executive has 21 calendar days within which to consider this Agreement (the “Deadline Date”), although Executive may choose to execute this Agreement earlier; (d) Executive has 7 calendar days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the eighth (8th) day after Executive signs this Agreement provided that Executive has not revoked it. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Agreement, Executive must provide a written notice of revocation to the Company prior to the end of the 7-day period. Executive acknowledges that Executive’s consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if Executive does not sign the Agreement within the 21-day consideration period.
III.6Executive understands and agrees that Executive’s agreement with the terms and conditions of this Agreement is signified by Executive’s signature hereto and is voluntary, deliberate and informed. Executive acknowledges that this Agreement provides consideration of value to Executive and that Executive was free to consult an attorney before signing this Agreement. Executive agrees to strictly comply with all the terms and conditions of this Agreement. Furthermore, Executive acknowledge that Executive has read and understands this Agreement and that Executive signs this release of all claims voluntarily, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Agreement.
SECTION IV

TAX INFORMATION
IV.1Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.
IV.2Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A, and this Agreement shall be interpreted in accordance with such intentions.  Notwithstanding the foregoing, neither the Company or its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Section 409A, from the Company, and references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service,” within the meaning of Section 409A, from the Company.
(c)Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  In the event the payment period under this Agreement commences in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year.  For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)If Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or benefit subject to Section 409A that is payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive; and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(e)In the event that payments and benefits under this Agreement are subject to Section 409A, and the time period in which Executive must sign and not revoke the release of claims spans two calendar years, such payments and benefits will be paid on the first payroll date in the second calendar year.

SECTION V

RESTRICTIVE COVENANTS
V.1Confidential Information.
(a)Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined below), that Executive may develop Confidential Information for the Company or its Affiliates and that Executive may learn of Confidential Information during the course of Executive’s employment.  Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to Executive’s employment or other association with the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 5.1 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Executive or any other person having an obligation of confidentiality to the Company or any of its Affiliates or is required to be disclosed in order to enforce this Agreement.
(b)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.
(c)“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates; (ii) the products and services of the Company and its Affiliates; (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates; (iv) the identity and special needs of the customers of the Company and its Affiliates; and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
V.2Non-Competition and Non-Solicitation.
(a)Executive agrees and acknowledges that the business (the “Business”) of the Company is any business activity engaged in, or actively contemplated by the Company (or any Subsidiary) to be engaged in, by the Company (or any Subsidiary) and with which Executive or was involved on or prior to the Date of Termination.

(b)Executive agrees that, except as the Company expressly agrees in writing, during the Restricted Period (defined below), Executive shall not within the Territory (defined below), directly or indirectly, as an owner, partner, affiliate, stockholder, joint venturer, director, employee, consultant, contractor, principal, trustee or licensor, or in any other similar capacity whatsoever of or for any person or entity (other than for the Company):
engage in, own, manage, operate, sell, finance, control, advise or participate in the ownership, management, operation, sales, finance or control of, be employed or employed by, or be connected in any manner with, the following entities, Poshmark, Tradesy, Rebag, Fashionfile, Vestiaire Collective, The Luxury Closet, Recurate, Crown & Caliber, Watchbox, StockX, GOAT, Trove and Depop and any company that is a direct competitor, e.g. primary business is resale of authenticated luxury goods (each, a “Competitor”).  Notwithstanding this Section 5.2(b)(i), Executive may accept employment with a Competitor so long as prior to Executive’s acceptance of such employment with Competitor, the Company receives separate written assurances satisfactory to the Company from such Competitor and from Executive that Executive will not provide any products or services that:
(i)approach, solicit, divert, interfere with, or take away, the business or patronage of any of the actual or prospective members, customers, or clients of the Company, with whom Executive had material Business-related contact and/or about which Executive had access to and/or knowledge of Confidential Information, for a purpose that is competitive with the Business; or
(ii)solicit (whether as an employee, consultant, agent, independent contractor, or otherwise) any person who is, or who at any time during the six (6)-month period prior to the Date of Termination had been, employed or engaged by the Company, or induce or take any action which is intended to induce any such person to terminate his or her employment or relationship, or otherwise cease his or her relationship, with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any employee of or any other person engaged by the Company.
“Restricted Period” shall mean the period of time beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.
“Territory” shall mean all of the states of the United States of America and any other country or territory with respect to which Executive has been materially engaged in Business-related activities on behalf of the Company and/or about which Executive has had access to and/or knowledge of Confidential Information.
(c)Notwithstanding anything to the contrary in Section 5.2(b) of this Agreement, Executive is permitted to own, individually, as a passive investor (with no director designation rights, voting rights or veto rights or other special governance or voting rights), up to a one percent (1%) interest in any publicly traded entity that is a Competitor.
V.3Executive shall disclose in writing all of Executive’s relationships as a director, employee, consultant, contractor, principal, trustee, licensor, agent, or otherwise, with a Competitor or any other business entity, to the Company until the end of the Restricted Period. Executive shall not disparage the Company or any of its officers, directors, or employees; provided, however, that this Section 5.3 shall not prohibit or constrain truthful testimony by Executive compelled by any valid legal process or valid legal dispute resolution process. Similarly, Company will not disparage Executive in any manner unless compelled to provide truthful testimony in a valid legal process or valid legal dispute resolution process. Notwithstanding anything herein to the contrary, nothing in this Section V shall prevent either party hereto from enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under any other agreement or applicable law, or shall limit such rights or remedies in any way.
V.4During the Restricted Period, Executive shall notify in writing any prospective new employer which is a Competitor that the provisions of this Section V exist prior to accepting employment or such other engagement.
V.5The terms of this Section V are reasonable and necessary in light of Executive’s position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto.  In addition, any breach of the covenants contained in this Section V would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach.  In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security, where permissible under applicable law.  Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.  Notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
V.6Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever, the obligations of Executive pursuant to this Section V shall survive and remain in effect for the periods described herein.
V.7No Waiver of Legal Remedies. The restrictions in this Agreement are in addition to and not in lieu of any other obligation of Executive to protect confidential information and trade secrets and any rights and remedies which the Company may have at law or in equity.  Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has.  Enforcement of rights and remedies pursuant to this Agreement by the Company and/or any other entity shall not be construed as a waiver of any other rights or remedies at law or equity.
V.8Protected Rights.  Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully-issued subpoena or court order.  Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.
V.9Defend Trade Secrets Act. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
SECTION VI

RESOLUTION OF DISPUTES
VI.1Jurisdiction and Venue. Executive and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Northern District of California; and (ii) the courts of the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement.  Executive and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Northern District of California or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the Northern District of California with jurisdiction over San Francisco County.  Executive and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which Executive has submitted to jurisdiction in this Section 6.1.  Executive and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) the United States District Court for the Northern District of California; or (B) the courts of the State of California, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
VI.2Waiver of Jury Trial.  Executive and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.
VI.3Confidentiality. Executive hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section VI, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
VI.4Payment of Expenses.  In the event that Executive institutes any legal action, arbitration or proceeding against the Company to enforce any part of this Agreement and substantially obtains the relief sought, whether by compromise, settlement, judgment or the abandonment by the Company of its claim or defense, the Company shall pay or reimburse Executive for the reasonable attorneys’ fees and necessary costs Executive incurs in connection with such action, arbitration or proceeding.  Such reimbursement shall be made to Executive following such final compromise, settlement, unappealable judgment or abandonment, and shall be made within ten (10) days following presentation to the Company of appropriate invoices or other documentation of the amount of such fees and expenses.
SECTION VII

SUCCESSORS

VII.1In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The provisions of this Section VII shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer.  This Agreement shall inure to the benefit of the Company, such successors and any assigns.  The term “the Company” as used herein shall include such successors, and any assigns.
VII.2This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION VIII

NOTICES
VIII.1For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing (including email, provided, that such email states that it is a notice delivered pursuant to this Section 8.1) and shall be given at the address or email address set forth below (or to such other address or email address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or email address shall be effective only upon actual receipt).  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
To the Company:
The RealReal, Inc.
55 Francisco Street, Suite 600
San Francisco, CA 94133
Attention: Chief Legal Officer
Email: todd.suko@therealreal.com

To Executive: At Executive’s most recent mailing address in the records of the Company, or at Executive’s employee email address (during employment).
SECTION IX

MISCELLANEOUS
IX.1In the event that Executive breaches any of Executive’s obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity. Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision.
IX.2Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
IX.3This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive.  This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements. In addition, executive shall be entitled to the six-month severance and COBRA benefits, unless the executive severance plan at termination date allows for a greater amount, in which case executive shall be entitled to the greater of the amount of this agreement or the severance plan in place at termination date.
IX.4No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
IX.5No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
IX.6This Agreement shall not modify the “at will” nature of Executive’s employment, nor shall it confer upon Executive any right to continue employment or service with the Company or its affiliates, nor shall this Agreement interfere in any way with the right of the Company or its affiliates to terminate Executive’s employment or service at any time.
IX.7The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive.  In this regard, Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement, including without limitation the scope of the Business, the Territory, and the Restricted Period, in order to make the covenants herein binding and enforceable with respect to Executive, and to apply the provisions of this Agreement and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable pursuant to applicable law.  All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company and/or its affiliates (other than in connection with a material breach of this Agreement by the Company) shall not constitute a defense to the enforcement by the Company and/or its affiliates of such covenants.

IX.8This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of California.
IX.9This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Agreement to be effective as of the Effective Date.

The RealReal, Inc.
By: /s/
Name:     Zaina Orbai
Title: Chief People Officer

Executive
/s/
                            Matt Gustke

ATTACHMENT A

General Release

Pursuant to the Transition and Separation Agreement entered into by and between The RealReal, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Matt Gustke (“Executive”), dated August 6, 2021 (the “Separation Agreement”), Executive hereby enters into this General Release (the “Release”). Any term not otherwise defined herein shall have the meaning ascribed in the Separation Agreement.
1.General Release. In consideration for the severance described in, and subject to, Section 2.3 of the Separation Agreement, and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, Affiliates, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter related to Executive’s employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to unpaid wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under any applicable human rights law prohibiting discrimination, harassment and/or retaliation; breaches of applicable employment standards and occupational health and safety legislation, or damages for wrongful dismissal including, without limitation, all claims in respect of statutory entitlements and common law notice; and claims under all other laws, ordinances and regulations.
Executive covenants not to sue the Released Parties for any of the claims released above, agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Release precludes Executive from participating in any investigation or proceeding before any government agency or body. However, while Executive may file a charge and participate in any such proceeding, by signing this Release, Executive waives any right to bring a lawsuit against the Released Parties and waives any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Release is intended to impede Executive’s ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. Executive does not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and Executive is not required to notify the Company that Executive has made such reports and disclosures or has participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Release waives Executive’s right to testify or prohibits Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the applicable legislature.
This waiver and release covers only those claims that arose prior to Executive’s execution of this Release. The waiver and release contained in this Release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
2.Unknown Claims Waiver. Executive understands and acknowledges that Executive is releasing potentially unknown claims, and that Executive may have limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing this Release, Executive may learn information that might have affected Executive’s decision to enter into this Release. Executive assumes this risk and all other risks of any mistake in entering into this Release. Executive agrees that this Release is fairly and knowingly made. In addition, Executive expressly waives and releases any and all rights and benefits under any applicable law, which may read substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims that Executive has or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
3.ADEA. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that: (a) Executive’s ADEA Waiver does not apply to any claims that may arise after Executive signs this Release; (b) Executive should consult with an attorney prior to executing this Release; (c) Executive has 21 calendar days within which to consider this Release (the “Deadline Date”), although Executive may choose to execute this Release earlier; (d) Executive has 7 calendar days following the execution of this Release to revoke the Release; and (e) this Release will not be effective until the eighth (8th) day after Executive signs this Release provided that Executive has not revoked it (the “Effective Date”). Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Release, Executive must provide a written notice of revocation to the Company prior to the end of the 7-day period. Executive acknowledges that Executive’s consent to this Release is knowing and voluntary. The offer described in this Release will be automatically withdrawn if Executive does not sign the Agreement within the 21-day consideration period.
4.Additional Acknowledgements. Executive understands and agrees that Executive’s agreement with the terms and conditions of this Release is signified by Executive’s signature hereto and is voluntary, deliberate and informed. Executive acknowledges that this Release provides consideration of value to Executive and that Executive was free to consult an attorney before signing this Release. Executive agrees to strictly comply with all the terms and conditions of this Release and the Separation Agreement, including (without limitation) the restrictive covenants set forth in Section V of the Separation Agreement. Furthermore, Executive acknowledge that Executive has read and understands this Release and that Executive signs this release of all claims voluntarily, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Release.
5.Breach. In the event that Executive breaches any of Executive’s obligations under this Release or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Release and to obtain all other relief provided by law or equity. Any compensation paid or payable to Executive pursuant to the Separation Agreement and this Release which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision if allowed pursuant to applicable law.
6.No Admission. Nothing contained in this Release shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
7.No Other Amounts/Benefits Owed. Executive acknowledges and agrees that Executive has been paid for all of Executive’s services with the Company and Executive has not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to Executive except as provided for in the Separation Agreement . Executive further agrees that, prior to the execution of this Release, Executive was not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that Executive is entitled to receive from the Company in the future are those specified in the Separation Agreement and this Release.
8.Entire Agreement. This Release, together with the Separation Agreement, embodies the entire agreement of the Company and Executive regarding the subject matter of this Release and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Release.  No amendment or modification of the Separation Agreement and this Release shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive.  The Separation Agreement and this Release supersede all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.

9.Governing Law. The Separation Agreement and this Release shall be construed, administered and governed in all respects under and by the applicable laws of the State California.
10.Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.  If a judicial determination is made that any provision of this Release constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive.  In this regard, Executive hereby agrees that any judicial authority construing this Release shall be empowered to reform any portion of this Release, and to apply the provisions of this Release and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.
11.Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Release.
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IN WITNESS WHEREOF, the parties have signed this Release to be effective as of the Effective Date.

The RealReal, Inc.
By: /s/
Name:     Zaina Orbai
Title: Chief People Officer

Executive
/s/
                            Matt Gustke